                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                  SCHEDULE 13G
                                 (Rule 13d-102)

            Information Statement Pursuant to Rules 13d-1 and 13d-2
                   Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*


                              SOFTLOCK.COM, INC.
       ------------------------------------------------------------------
                               (Name of Issuer)

                         Common Stock, Par Value $0.01
       ------------------------------------------------------------------
                        (Title of Class of Securities)


                                   31655500
                            -----------------------
                                (CUSIP Number)


                              December 31, 2000
            --------------------------------------------------------
              Date of Event Which Requires Filing of the Statement


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]  Rule 13d-1(b)
[X]  Rule 13d-1(c)
[ ]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

--------------------                                              --------------
 Cusip No. 31655500                                                Page 2 of 16
--------------------                                              --------------


--------------------------------------------------------------------------------
      NAMES OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Name RAM Trading, Ltd.

--------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]

--------------------------------------------------------------------------------
      SEC USE ONLY
 3


--------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
          Cayman Islands corporation
          Cayman Islands
--------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF                 0

      SHARES       -------------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          17,500 shares of Series B Convertible Preferred Stock,
     OWNED BY             par value $0.01 (convertible into 1,750,000 shares of
                          Common Stock)/(1)/
       EACH               1,309 shares of Series C Convertible Preferred Stock,
                          par value $0.01 (convertible into 130,900 shares of
    REPORTING             Common Stock)/(1)/
                          Common Stock Purchase Warrants (exercisable into
      PERSON              700,000 shares of Common Stock)/(1)/
                          Preferred Stock Purchase Warrants (exercisable into
       WITH               328 shares of Series C Convertible Preferred Stock
                          (convertible into 32,800 shares of Common Stock))/(1)/
                   -------------------------------------------------------------
                          SOLE DISPOSITIVE POWER
                     7
                               0

                   -------------------------------------------------------------
                          SHARED DISPOSITIVE POWER
                     8
                          See Row 6 above.
--------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      See Row 6 above.
--------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
10    CERTAIN SHARES/(1)/
                                                                    [X]

--------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      Approximately 9.9% as of the date of filing of this statement. (Based on 13,221,007 shares of Common Stock issued and outstanding as of December 21, 2000, plus the Common Stock issuable upon the conversion of the shares of Series B and Series C Convertible Preferred Stock and upon the exercise of the Common Stock Purchase Warrants and Preferred Stock Purchase Warrants referred to in Row 6 above.)/(1)/
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
                    CO

------------------------------------------------------------------------------

--------------------                                              --------------
 Cusip No. 31655500                                                Page 3 of 16
--------------------                                              --------------


--------------------------------------------------------------------------------
      NAMES OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Name RC Capital, L.L.C.

--------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]

--------------------------------------------------------------------------------
      SEC USE ONLY
 3


--------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
          Illinois limited liability company
          U.S.A
--------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF                 0

      SHARES       -------------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          17,500 shares of Series B Convertible Preferred Stock,
     OWNED BY             par value $0.01 (convertible into 1,750,000 shares of
                          Common Stock)/(1)/
       EACH               1,309 shares of Series C Convertible Preferred Stock,
                          par value $0.01 (convertible into 130,900 shares of
    REPORTING             Common Stock)/(1)/
                          Common Stock Purchase Warrants (exercisable into
      PERSON              700,000 shares of Common Stock)/(1)/
                          Preferred Stock Purchase Warrants (exercisable into
       WITH               328 shares of Series C Convertible Preferred Stock
                          (convertible into 32,800 shares of Common Stock))/(1)/
                   -------------------------------------------------------------
                          SOLE DISPOSITIVE POWER
                     7
                               0

                   -------------------------------------------------------------
                          SHARED DISPOSITIVE POWER
                     8
                          See Row 6 above.
--------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      See Row 6 above.
--------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
10    CERTAIN SHARES/(1)/
                                                                    [X]

--------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      Approximately 9.9% as of the date of filing of this statement. (Based on 13,221,007 shares of Common Stock issued and outstanding as of December 21, 2000, plus the Common Stock issuable upon the conversion of the shares of Series B and Series C Convertible Preferred Stock and upon the exercise of the Common Stock Purchase Warrants and Preferred Stock Purchase Warrants referred to in Row 6 above.)/(1)/
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
                    OO

------------------------------------------------------------------------------

--------------------                                              --------------
 Cusip No. 31655500                                                Page 4 of 16
--------------------                                              --------------


--------------------------------------------------------------------------------
      NAMES OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Name Ritchie Capital Management, L.L.C.

--------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]

--------------------------------------------------------------------------------
      SEC USE ONLY
 3


--------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
          Delaware limited liability company
          U.S.A.
--------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF                 0

      SHARES       -------------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          17,500 shares of Series B Convertible Preferred Stock,
     OWNED BY             par value $0.01 (convertible into 1,750,000 shares of
                          Common Stock)/(1)/
       EACH               1,309 shares of Series C Convertible Preferred Stock,
                          par value $0.01 (convertible into 130,900 shares of
    REPORTING             Common Stock)/(1)/
                          Common Stock Purchase Warrants (exercisable into
      PERSON              700,000 shares of Common Stock)/(1)/
                          Preferred Stock Purchase Warrants (exercisable into
       WITH               328 shares of Series C Convertible Preferred Stock
                          (convertible into 32,800 shares of Common Stock))/(1)/
                   -------------------------------------------------------------
                          SOLE DISPOSITIVE POWER
                     7
                               0

                   -------------------------------------------------------------
                          SHARED DISPOSITIVE POWER
                     8
                          See Row 6 above.
--------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      See Row 6 above.
--------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
10    CERTAIN SHARES/(1)/
                                                                    [X]

--------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      Approximately 9.9% as of the date of filing of this statement. (Based on 13,221,007 shares of Common Stock issued and outstanding as of December 21, 2000, plus the Common Stock issuable upon the conversion of the shares of Series B and Series C Convertible Preferred Stock and upon the exercise of the Common Stock Purchase Warrants and Preferred Stock Purchase Warrants referred to in Row 6 above.)/(1)/
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
                    OO

------------------------------------------------------------------------------

--------------------                                              --------------
 Cusip No. 31655500                                                Page 5 of 16
--------------------                                              --------------


--------------------------------------------------------------------------------
      NAMES OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Name RAM Capital, L.L.C.

--------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]

--------------------------------------------------------------------------------
      SEC USE ONLY
 3


--------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
          Illinois limited liability company
          U.S.A.
--------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF                 0

      SHARES       -------------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          17,500 shares of Series B Convertible Preferred Stock,
     OWNED BY             par value $0.01 (convertible into 1,750,000 shares of
                          Common Stock)/(1)/
       EACH               1,309 shares of Series C Convertible Preferred Stock,
                          par value $0.01 (convertible into 130,900 shares of
    REPORTING             Common Stock)/(1)/
                          Common Stock Purchase Warrants (exercisable into
      PERSON              700,000 shares of Common Stock)/(1)/
                          Preferred Stock Purchase Warrants (exercisable into
       WITH               328 shares of Series C Convertible Preferred Stock
                          (convertible into 32,800 shares of Common Stock))/(1)/
                   -------------------------------------------------------------
                          SOLE DISPOSITIVE POWER
                     7
                               0

                   -------------------------------------------------------------
                          SHARED DISPOSITIVE POWER
                     8
                          See Row 6 above.
--------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      See Row 6 above.
--------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
10    CERTAIN SHARES/(1)/
                                                                    [X]

--------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      Approximately 9.9% as of the date of filing of this statement. (Based on 13,221,007 shares of Common Stock issued and outstanding as of December 21, 2000, plus the Common Stock issuable upon the conversion of the shares of Series B and Series C Convertible Preferred Stock and upon the exercise of the Common Stock Purchase Warrants and Preferred Stock Purchase Warrants referred to in Row 6 above.)/(1)/
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
                    OO

------------------------------------------------------------------------------

--------------------                                              --------------
 Cusip No. 31655500                                                Page 6 of 16
--------------------                                              --------------


--------------------------------------------------------------------------------
      NAMES OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Name RAM Capital Investments, Ltd.

--------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]

--------------------------------------------------------------------------------
      SEC USE ONLY
 3


--------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
          Cayman Islands corporation
          Cayman Islands
--------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF                 0

      SHARES       -------------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          17,500 shares of Series B Convertible Preferred Stock,
     OWNED BY             par value $0.01 (convertible into 1,750,000 shares of
                          Common Stock)/(1)/
       EACH               1,309 shares of Series C Convertible Preferred Stock,
                          par value $0.01 (convertible into 130,900 shares of
    REPORTING             Common Stock)/(1)/
                          Common Stock Purchase Warrants (exercisable into
      PERSON              700,000 shares of Common Stock)/(1)/
                          Preferred Stock Purchase Warrants (exercisable into
       WITH               328 shares of Series C Convertible Preferred Stock
                          (convertible into 32,800 shares of Common Stock))/(1)/
                   -------------------------------------------------------------
                          SOLE DISPOSITIVE POWER
                     7
                               0

                   -------------------------------------------------------------
                          SHARED DISPOSITIVE POWER
                     8
                          See Row 6 above.
--------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      See Row 6 above.
--------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
10    CERTAIN SHARES/(1)/
                                                                    [X]

--------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      Approximately 9.9% as of the date of filing of this statement. (Based on 13,221,007 shares of Common Stock issued and outstanding as of December 21, 2000, plus the Common Stock issuable upon the conversion of the shares of Series B and Series C Convertible Preferred Stock and upon the exercise of the Common Stock Purchase Warrants and Preferred Stock Purchase Warrants referred to in Row 6 above.)/(1)/
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
                    CO

------------------------------------------------------------------------------

--------------------                                              --------------
 Cusip No. 31655500                                                Page 7 of 16
--------------------                                              --------------


--------------------------------------------------------------------------------
      NAMES OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Name Ritchie Capital Investments, L.L.C.

--------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]

--------------------------------------------------------------------------------
      SEC USE ONLY
 3


--------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
          Delaware limited liability company
          U.S.A.
--------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF                 0

      SHARES       -------------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          17,500 shares of Series B Convertible Preferred Stock,
     OWNED BY             par value $0.01 (convertible into 1,750,000 shares of
                          Common Stock)/(1)/
       EACH               1,309 shares of Series C Convertible Preferred Stock,
                          par value $0.01 (convertible into 130,900 shares of
    REPORTING             Common Stock)/(1)/
                          Common Stock Purchase Warrants (exercisable into
      PERSON              700,000 shares of Common Stock)/(1)/
                          Preferred Stock Purchase Warrants (exercisable into
       WITH               328 shares of Series C Convertible Preferred Stock
                          (convertible into 32,800 shares of Common Stock))/(1)/
                   -------------------------------------------------------------
                          SOLE DISPOSITIVE POWER
                     7
                               0

                   -------------------------------------------------------------
                          SHARED DISPOSITIVE POWER
                     8
                          See Row 6 above.
--------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      See Row 6 above.
--------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
10    CERTAIN SHARES/(1)/
                                                                    [X]

--------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      Approximately 9.9% as of the date of filing of this statement. (Based on 13,221,007 shares of Common Stock issued and outstanding as of December 21, 2000, plus the Common Stock issuable upon the conversion of the shares of Series B and Series C Convertible Preferred Stock and upon the exercise of the Common Stock Purchase Warrants and Preferred Stock Purchase Warrants referred to in Row 6 above.)/(1)/
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
                    OO

------------------------------------------------------------------------------

--------------------                                              --------------
 Cusip No. 31655500                                                Page 8 of 16
--------------------                                              --------------


--------------------------------------------------------------------------------
      NAMES OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Name THR, Inc.

--------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]

--------------------------------------------------------------------------------
      SEC USE ONLY
 3


--------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
          Illinois corporation
          U.S.A.
--------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF                 0

      SHARES       -------------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          17,500 shares of Series B Convertible Preferred Stock,
     OWNED BY             par value $0.01 (convertible into 1,750,000 shares of
                          Common Stock)/(1)/
       EACH               1,309 shares of Series C Convertible Preferred Stock,
                          par value $0.01 (convertible into 130,900 shares of
    REPORTING             Common Stock)/(1)/
                          Common Stock Purchase Warrants (exercisable into
      PERSON              700,000 shares of Common Stock)/(1)/
                          Preferred Stock Purchase Warrants (exercisable into
       WITH               328 shares of Series C Convertible Preferred Stock
                          (convertible into 32,800 shares of Common Stock))/(1)/
                   -------------------------------------------------------------
                          SOLE DISPOSITIVE POWER
                     7
                               0

                   -------------------------------------------------------------
                          SHARED DISPOSITIVE POWER
                     8
                          See Row 6 above.
--------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      See Row 6 above.
--------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
10    CERTAIN SHARES/(1)/
                                                                    [X]

--------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      Approximately 9.9% as of the date of filing of this statement. (Based on 13,221,007 shares of Common Stock issued and outstanding as of December 21, 2000, plus the Common Stock issuable upon the conversion of the shares of Series B and Series C Convertible Preferred Stock and upon the exercise of the Common Stock Purchase Warrants and Preferred Stock Purchase Warrants referred to in Row 6 above.)/(1)/
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
                    CO

------------------------------------------------------------------------------

--------------------                                              --------------
 Cusip No. 31655500                                                Page 9 of 16
--------------------                                              --------------


--------------------------------------------------------------------------------
      NAMES OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Name A.R. Thane Ritchie

--------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]

--------------------------------------------------------------------------------
      SEC USE ONLY
 3


--------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
          U.S. Citizen

--------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF                 0

      SHARES       -------------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          17,500 shares of Series B Convertible Preferred Stock,
     OWNED BY             par value $0.01 (convertible into 1,750,000 shares of
                          Common Stock)/(1)/
       EACH               1,309 shares of Series C Convertible Preferred Stock,
                          par value $0.01 (convertible into 130,900 shares of
    REPORTING             Common Stock)/(1)/
                          Common Stock Purchase Warrants (exercisable into
      PERSON              700,000 shares of Common Stock)/(1)/
                          Preferred Stock Purchase Warrants (exercisable into
       WITH               328 shares of Series C Convertible Preferred Stock
                          (convertible into 32,800 shares of Common Stock))/(1)/
                   -------------------------------------------------------------
                          SOLE DISPOSITIVE POWER
                     7
                               0

                   -------------------------------------------------------------
                          SHARED DISPOSITIVE POWER
                     8
                          See Row 6 above.
--------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      See Row 6 above.
--------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
10    CERTAIN SHARES/(1)/
                                                                    [X]

--------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      Approximately 9.9% as of the date of filing of this statement. (Based on 13,221,007 shares of Common Stock issued and outstanding as of December 21, 2000, plus the Common Stock issuable upon the conversion of the shares of Series B and Series C Convertible Preferred Stock and upon the exercise of the Common Stock Purchase Warrants and Preferred Stock Purchase Warrants referred to in Row 6 above.)/(1)/
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
                    IN

------------------------------------------------------------------------------

--------------------                                             ---------------
 Cusip No. 31655500                                               Page 10 of 16
--------------------                                             ---------------

                                 SCHEDULE 13G
                                 ------------


Item 1(a)  Name of Issuer: SOFTLOCK.COM, INC.


     1(b)  Address of Issuer's Principal Executive Offices:

                    5 Clock Tower Place
                    Suite 440
                    Maynard, MA 01754

Item 2(a)  Name of Person Filing
Item 2(b)  Address of Principal Business Office
Item 2(c)  Citizenship

                    RAM Trading, Ltd.
                    c/o Caledonian Bank & Trust Limited
                    Caledonian House
                    P.O. Box 1043
                    George Town, Grand Cayman
                    Cayman Islands corporation

                    RC Capital, L.L.C.
                    210 East State Street
                    Batavia, Illinois 60510
                    Illinois limited liability company

                    Ritchie Capital Management, L.L.C.
                    210 East State Street
                    Batavia, Illinois 60510
                    Delaware limited liability company

                    RAM Capital, L.L.C.
                    210 East State Street
                    Batavia, Illinois 60510
                    Illinois limited liability company

--------------------                                             ---------------
 Cusip No. 31655500                                               Page 11 of 16
--------------------                                             ---------------

                    RAM Capital Investments, Ltd.
                    c/o Caledonian Bank & Trust Limited
                    Caledonian House
                    P.O. Box 1043
                    George Town, Grand Cayman
                    Cayman Islands corporation

                    Ritchie Capital Investments, L.L.C.
                    210 East State Street
                    Batavia, Illinois 60510
                    Delaware limited liability company

                    THR, Inc.
                    210 East State Street
                    Batavia, Illinois 60510
                    Illinois corporation

                    A.R. Thane Ritchie
                    210 East State Street
                    Batavia, Illinois 60510
                    U.S. Citizen


     2(d)  Title of Class of Securities:

                    Common Stock, par value $0.01 per share

     2(e)  CUSIP Number: 31655500


Item 3   If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or
(c), check whether the person filing is a:

          (a)    [__] Broker or dealer registered under Section 15 of the
                      Exchange Act;

          (b)    [__] Bank as defined in Section 3(a)(6) of the Exchange Act;

          (c)    [__] Insurance company as defined in Section 3(a)(19) of the
                      Exchange Act;

          (d)    [__] Investment company registered under Section 8 of the
                      Investment Company Act;

          (e)    [__] An investment adviser in accordance with Rule
                      13d-1(b)(1)(ii)(E);

--------------------                                             ---------------
 Cusip No. 31655500                                               Page 12 of 16
--------------------                                             ---------------

          (f)    [__] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

          (g)    [__] A parent holding company or control person in accordance with Rule 13d-1(b)(ii)(G);

          (h)    [__] A savings association as defined in Section 3(b) of the
                      Federal Deposit Insurance Act;

          (i)    [__] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

          (j)    [__] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

          If this statement is filed pursuant to Rule 13d-1(c), check this box. [X]

Item 4    Ownership:

RAM TRADING, LTD.
RC CAPITAL, L.L.C.
RITCHIE CAPITAL MANAGEMENT, L.L.C.
RAM CAPITAL, L.L.C.
RAM CAPITAL INVESTMENTS, LTD.
RITCHIE CAPITAL INVESTMENTS, L.L.C.
THR, INC.
A.R. THANE RITCHIE

     (a)  Amount beneficially owned:

          SHARED VOTING POWER

          17,500 shares of Series B Convertible Preferred Stock, par value $0.01 (convertible into 1,750,000 shares of Common Stock)/(1)/

          1,309 shares of Series C Convertible Preferred Stock, par value $0.01 (convertible into 130,900 shares of Common Stock)/(1)/

          Common Stock Purchase Warrants (exercisable into 700,000 shares of Common Stock)/(1)/

          Preferred Stock Purchase Warrants (exercisable into 328 shares of Series C Convertible Preferred Stock (convertible into 32,800 shares of Common Stock))/(1)/

--------------------                                             ---------------
 Cusip No. 31655500                                               Page 13 of 16
--------------------                                             ---------------

     (b)  Percent of Class:

          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          Approximately 9.9% as of the date of filing of this statement. (Based on 13,221,007 shares of Common Stock issued and outstanding as of December 21, 2000, plus the Common Stock issuable upon the conversion of the shares of Series B and Series C Convertible Preferred Stock and upon the exercise of the Common Stock Purchase Warrants and Preferred Stock Purchase Warrants.)(1)

     (c)  Number of shares as to which such person has:

          (i)   sole power to vote or to direct the vote:

                    0

          (ii)  shared power to vote or to direct the vote:

                See item (a) above.

          (iii) sole power to dispose or to direct the disposition of:

                    0

          (iv)  shared power to dispose or to direct the disposition of:

                See item (a) above.

(1) The securities reported herein include securities that the holders may acquire in the future through (a) the conversion of the shares of Series B Convertible Preferred Stock into shares of Common Stock at a conversion price equal to $1.60 per share (subject to equitable adjustments), (b) the conversion of the shares of Series C Convertible Preferred Stock into shares of Common Stock at a conversion price equal to $1.91 per share (subject to equitable adjustments), (c) the Common Stock Purchase Warrants exercisable into 700,000 shares of Common Stock at an exercise price of $2.25 per share (subject to equitable adjustments), and (d) Preferred Stock Purchase Warrants exercisable into 32,800 shares of Common Stock at an exercise price of $1.91 per share (subject to equitable adjustments).

     The beneficial ownership reported by the Reporting Persons is based on the applicable conversion and exercise prices of the outstanding shares of Common Stock after conversion and exercise and is based on 13,221,007 shares of Common Stock outstanding on December 21, 2000. The beneficial ownership reported by the Reporting Persons also is based upon certain letter agreements between the Reporting Persons and the Issuer, pursuant to the terms of which the Reporting Persons cannot be "beneficial owners" of more than 9.9% of the securities of the Company within the meaning of Rule 13-d.

--------------------                                             ---------------
 Cusip No. 31655500                                               Page 14 of 16
--------------------                                             ---------------

Item 5  Ownership of Five Percent or Less of a Class:

                    Not Applicable.

Item 6  Ownership of More than Five Percent on Behalf of Another Person:

                    Not Applicable.

Item 7 Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company:

                    Not Applicable.

Item 8  Identification and Classification of Members of the Group:

                    Not Applicable.

Item 9  Notice of Dissolution of Group:

                    Not Applicable.

Item 10   Certification:

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

--------------------                                             ---------------
 Cusip No. 31655500                                               Page 15 of 16
--------------------                                             ---------------

     After reasonable inquiry and to the best of its knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated this 13th day of February, 2001

 RAM TRADING, LTD.                               RAM CAPITAL, L.L.C.

 By: Ritchie Capital Management, L.L.C.,         By: Ritchie Capital Management, L.L.C.,
     its Investment Manager                          its Investment Manager

     By: THR, Inc.                                   By: THR, Inc.

         By: /s/ A.R. Thane Ritchie                      By: /s/ A.R. Thane Ritchie
            -------------------------------                 -------------------------------
              A.R. Thane Ritchie, President                   A.R. Thane Ritchie, President


 RC CAPITAL, L.L.C.                              RAM CAPITAL INVESTMENTS, LTD.

 By: Ritchie Capital Investments, L.L.C.,        By: Ritchie Capital Management, L.L.C.,
     its Manager                                     its Investment Manager

      By: Ritchie Capital Management, L.L.C.,        By: THR, Inc.
          its Manager
                                                         By: /s/ A.R. Thane Ritchie
          By: THR, Inc.                                     ------------------------------
                                                             A.R. Thane Ritchie, President
              By: /s/ A.R. Thane Ritchie
                 ------------------------------
                 A.R. Thane Ritchie, President


 RITCHIE CAPITAL MANAGEMENT, L.L.C.              RITCHIE CAPITAL INVESTMENTS, L.L.C.

 By: THR, Inc.                                   By: Ritchie Capital Management, L.L.C.,
                                                     its Manager

     By: /s/ A.R. Thane Ritchie                      By: THR, Inc.
        -----------------------------------
         A.R. Thane Ritchie, President                   By: /s/ A.R. Thane Ritchie
                                                            ------------------------------
                                                             A.R. Thane Ritchie, President

--------------------                                             ---------------
 Cusip No. 31655500                                               Page 16 of 16
--------------------                                             ---------------

                                                 THR, INC.

                                                 By: /s/ A.R. Thane Ritchie
                                                    ------------------------------
                                                     A.R. Thane Ritchie, President

                                                 A.R. THANE RITCHIE

                                                 /s/ A.R. Thane Ritchie
                                                 ---------------------------------